Exhibit 99.1

Trinity Capital Inc. Reports Fourth Quarter and Full Year 2024 Financial Results

Return on Average Equity hits 17.4% in Q4

Record Quarterly Net Investment Income of $35 million, or $0.58 per share

Record Annual Net Investment Income of $116 million, or $2.20 per share

2024 Total Investment Income grows 31% year-over-year

PHOENIX, February 26, 2025 – Trinity Capital Inc. (Nasdaq: TRIN) (the “Company”), a leading alternative asset manager, today announced its financial results for the fourth quarter and year ended December 31, 2024.

Fourth Quarter 2024 Highlights

•
Total investment income of $70.8 million, an increase of 48.1% year-over-year
•
Net investment income (“NII”) of $34.6 million, or $0.58 per basic share
•
Net increase in net assets resulting from operations of $45.9 million, or $0.77 per basic share
•
17.4% Return on Average Equity “ROAE” (NII/Average Equity)
•
7.6% Return on Average Assets “ROAA” (NII/Average Assets)
•
Net Asset Value of $823.0 million, or $13.35 per share at the end of Q4
•
Total gross investment commitments of $410.6 million
•
Total gross investments funded $297.3 million, comprised of $233.4 million in 9 new portfolio companies, $58.7 million in 15 existing portfolio companies and $5.2 million in multi-sector holdings
•
Total investment exits and repayments of $280.6 million, including $129.0 million from early debt repayments, $16.4 million from warrant and equity sales, $58.7 million from scheduled/amortizing debt payments and $76.5 million from investments sold to multi-sector holdings
•
20th consecutive quarter of a consistent or increased regular dividend, with a fourth quarter distribution of $0.51 per share

Full Year 2024 Highlights

•
Total investment income of $237.7 million, an increase of 30.7% year-over-year
•
Net investment income of $115.8 million, or $2.20 per share
•
Total gross investments funded of $1.2 billion, an increase of 91.6% year-over-year
•
Net investment portfolio growth at cost of $440.9 million, an increase of 33.4% year-over-year
•
Total platform assets under management of $2.0 billion, an increase of 40.6% year-over-year
•
Undistributed earnings spillover of $66.8 million, or $1.08 per share outstanding, based on total shares outstanding at Q4 2024

“Our team executed across various strategic initiatives to drive growth and deliver a milestone year in 2024,” said Kyle Brown, Chief Executive Officer of Trinity Capital. “Our distinct business verticals continue to expand, supported by strong originations and disciplined credit and portfolio management. We remain encouraged by our platform’s performance and believe we are well-positioned to create long-term value for our shareholders as we continue into 2025.”

Brown added, “Our unique capitalization structure — including our public company and our RIA that enables us to manage third-party private capital — has allowed us to continue to drive earnings. While we’ve delivered twenty consecutive quarters of consistent dividend returns, we believe this structure also positions us for long-term expansion, making us more than just a steady-yield investment.”

Fourth Quarter 2024 Operating Results

For the three months ended December 31, 2024, total investment income was $70.8 million, compared to $47.8 million for the quarter ended December 31, 2023. The effective yield on the average debt investments at cost was 16.4% for the fourth quarter of 2024, compared to 16.7% for the fourth quarter of 2023. Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments and other one-time events. Yields may fluctuate quarter-to-quarter depending on the amount of prepayment activity.

Total operating expenses and excise taxes, excluding interest expense, for the fourth quarter of 2024 were $17.2 million, compared to $12.3 million during the fourth quarter of 2023. The increase was primarily attributable to higher compensation associated with additional headcount and amortization of restricted stock grants.

Interest expense for the fourth quarter of 2024 was $19.1 million, compared to $10.4 million during the fourth quarter of 2023. The increase was primarily attributable to the increase in weighted average debt outstanding.

Net investment income was approximately $34.6 million, or $0.58 per share based on 59.4 million basic weighted average shares outstanding for the fourth quarter of 2024, compared to $25.1 million or $0.57 per share for the fourth quarter of 2023 based on 44.3 million basic weighted average shares outstanding.

During the three months ended December 31, 2024, our net change in unrealized appreciation totaled approximately $2.0 million, which included net unrealized depreciation of $3.3 million from our debt investments, net unrealized appreciation of $4.4 million from our equity investments and net unrealized appreciation of $0.9 million from our warrant investments.

Net realized gain on investments was approximately $9.3 million primarily due to warrant and equity sales.

Net increase in net assets resulting from operations was $45.9 million, or $0.77 per share, based on 59.4 million basic weighted average shares outstanding. This compares to a net increase in net assets resulting from operations of $17.7 million, or $0.40 per share, based on 44.3 million basic weighted average shares outstanding for the fourth quarter of 2023.

Net Asset Value

Total net assets at the end of the fourth quarter of 2024 increased by 8.7% to $823.0 million, compared to $756.8 million at the end of the third quarter of 2024. The increase in total net assets was primarily due to net investment income exceeding the declared dividend, portfolio activity, and accretive ATM offerings. NAV per share increased to $13.35 per share in the fourth quarter from $13.13 per share as of September 30, 2024.

Portfolio and Investment Activity

As of December 31, 2024, our investment portfolio had an aggregate fair value of approximately $1,725.6 million and was comprised of approximately $1,286.7 million in secured loans, $315.5 million in equipment financings, and $123.4 million in equity and warrants, across 151 portfolio companies. The Company’s debt portfolio is comprised of 76.5% first-lien loans and 23.5% second-lien loans, with 77.1% of the debt portfolio at floating rates based on principal outstanding.

During the fourth quarter, the Company originated approximately $410.6 million of total new commitments. Fourth quarter gross investments funded totaled approximately $297.3 million, which was comprised of $233.4 million of investments in 9 new portfolio companies, $58.7 million of investments in 15 existing portfolio companies and a $5.2 million investment in multi-sector holdings. Gross investment fundings during the quarter for secured loans totaled $190.2 million, equipment financings totaled $96.4 million, and warrant and equity investments totaled $10.7 million.

Proceeds received from exits and repayments of the Company’s investments during the fourth quarter totaled approximately $280.6 million, which included $129.0 million from early debt repayments, $16.4 million from warrant and equity exits, $58.7 million from scheduled/amortizing debt payments, and $76.5 million from investments sold to multi-sector holdings. The investment portfolio increased by $36.7 million on a cost basis, an increase of 2.1%, and $38.7 million on a fair value basis, an increase of 2.3% as compared to September 30, 2024.

As of the end of the fourth quarter, loans to three portfolio companies and equipment financings to two portfolio companies were on non-accrual status with a total fair value of approximately $12.7 million, or 0.8% of the Company’s debt investment portfolio at fair value.

The following table shows the distribution of the Company’s loan and equipment financing investments on the 1 to 5 investment risk rating scale at fair value as of December 31, 2024 and September 30, 2024 (dollars in thousands):

		December 31, 2024		September 30, 2024

Investment Risk Rating Scale Range	Designation	Investments at Fair Value	Percentage of Total Portfolio	Investments at Fair Value	Percentage of Total Portfolio
4.0 - 5.0	Very Strong Performance	$ 89,716	5.6%	$ 105,385	6.7%
3.0 - 3.9	Strong Performance	453,584	28.3%	458,494	29.1%
2.0 - 2.9	Performing	972,001	60.7%	918,292	58.4%
1.6 - 1.9	Watch	62,883	3.9%	57,457	3.6%
1.0 - 1.5	Default/Workout	11,062	0.7%	22,201	1.4%

Total Debt Investments excluding Senior Credit Corp 2022 LLC		1,589,246	99.2%	1,561,829	99.2%
	Senior Credit Corp 2022 LLC (1)	12,885	0.8%	12,885	0.8%
Total Debt Investments		$ 1,602,131	100.0%	$ 1,574,714	100.0%

_____________

(1) An investment risk rating is not applied to Senior Credit Corp 2022 LLC.

As of December 31, 2024, the Company’s loan and equipment financing investments had a weighted average risk rating score of 2.9, consistent with the 2.9 score as of September 30, 2024. Trinity Capital’s grading scale is comprised of numerous factors, two key factors being liquidity and performance to plan. A company may be downgraded as it approaches the need for additional capital or if it is underperforming relative to its business plans. Conversely, it may be upgraded upon a capitalization event or if it is exceeding its plan. As such, the overall grading may fluctuate quarter-to-quarter.

Liquidity and Capital Resources

As of December 31, 2024, the Company had approximately $496.6 million in available liquidity, including $9.6 million in unrestricted cash and cash equivalents. At the end of the period, the Company had approximately $487.0 million in available borrowing capacity under its KeyBank Credit Facility, subject to existing terms and advance rates and regulatory and covenant requirements. This excludes capital raised by the JV and funds managed by our wholly owned RIA subsidiary.

During the quarter, the Company announced it closed a private notes offering totaling $142.5 million in aggregate principal amount of unsecured Series A Notes. The Series A Notes are comprised of three-, four- and five-year tenors.

During the quarter, Trinity Capital expanded its KeyBank Credit Facility to $600 million. The credit facility was expanded under the existing accordion feature by $90 million, bringing total commitments from $510 million to $600 million. The $90 million increase was provided by the current diversified bank syndicate. The existing credit facility accordion feature allows for maximum commitments of up to $690 million.

As of December 31, 2024, Trinity Capital’s leverage, or debt-to-equity ratio, was approximately 108% as compared to 122% as of September 30, 2024.

During the three months ended December 31, 2024, Trinity Capital utilized its ATM offering program to sell 3,560,535 shares of its common stock at a weighted average price of $14.16 per share, raising $49.7 million of net proceeds.

Distributions

On December 12, 2024, the Company’s Board of Directors declared a regular dividend totaling $0.51 per share with respect to the quarter ended December 31, 2024, which was paid on January 15, 2025, to stockholders of record as of December 31, 2024. The Board of Directors generally determines and announces the Company’s dividend distribution on a quarterly basis.

Recent Developments

On January 16, 2025, the 2025 Notes matured pursuant to their terms and were repaid in full, and are no longer outstanding or listed on Nasdaq.

On February 10, 2025, we entered into an open market sale agreement with B. Riley Securities, Inc. (the “Sales Agent”), as sales agent and/or principal thereunder. Under the Sales Agreement, we may, but have no obligation to, issue and sell, from time to time, up to $100,000,000 aggregate principal amount of the March 2029 Notes and/or September 2029 Notes, through the Sales Agent or to the Sale Agent, as principal for its own account.

On February 20, 2025, the holders of the Convertible Notes exercised their right to convert all of the outstanding principal amount of the Convertible Notes, pursuant to the terms of conditions of the Convertible Notes. At our election, the Company paid $66.2 million in cash to satisfy in full its obligation to pay the principal amount of the Convertible Notes, such settlement amount being determined based on the then-existing conversion rate of 81.6439 per $1,000 principal amount of the Convertible Notes. As a result, the Convertible Notes are no longer outstanding.

For the period from January 1, 2025 to February 24, 2025, the Company issued and sold 1,141,695 shares of its common stock at a weighted-average price of $15.24 per share and raised $17.2 million of net proceeds after deducting commissions to the sales agents on shares sold under the ATM Program.

Conference Call

Trinity Capital will hold a conference call to discuss its fourth quarter and full year 2024 financial results at 12:00 p.m. Eastern Time on Wednesday, February 26, 2025.

To listen to the call, please dial (800) 267-6316, or (203) 518-9783 internationally, and reference Conference ID: TRINQ424 if asked, approximately 10 minutes prior to the start of the call.

A taped replay will be made available approximately two hours after the conclusion of the call and will remain available until March 5, 2025. To access the replay, please dial (800) 723-0389 or (402) 220-2647.

About Trinity Capital Inc.

Trinity Capital Inc. (Nasdaq: TRIN) is an international alternative asset manager, aiming to provide investors with stable and consistent returns through access to the private credit market. We source, vet, and invest in dynamic privately funded growth-oriented companies, giving our investors access to a strong and diversified portfolio. With distinct business verticals, Trinity Capital stands as a trusted partner for innovative companies seeking tailored growth capital solutions. Headquartered in Phoenix, Arizona, the firm has an international footprint, supported by a dedicated team of strategically located investment professionals. For more information, visit the company’s website at trinitycapital.com and stay connected by following us on LinkedIn and X (formerly Twitter).

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission (“SEC”). The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release. More information on risks and other potential factors that could affect the Company’s financial results, including important factors that could cause actual results to differ materially from plans, estimates or expectations included herein or on the webcast/conference call, is included in the Company’s filings with the SEC, including in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed annual report on Form 10-K and subsequent SEC filings.

Contact

Ben Malcolmson
Head of Investor Relations
Trinity Capital Inc.
ir@trincapinvestment.com

TRINITY CAPITAL INC.

Consolidated Statements of Assets and Liabilities

(In thousands, except share and per share data)

	December 31,	December 31,
	2024	2023
ASSETS
Investments at fair value:
Control investments (cost of $82,391 and $43,807, respectively)	$89,249	$32,861
Affiliate investments (cost of $34,309 and $11,006, respectively)	34,727	11,335
Non-Control / Non-Affiliate investments (cost of $1,643,526 and $1,264,503, respectively)	1,601,594	1,230,984
Total investments (cost of $1,760,226 and $1,319,316, respectively)	1,725,570	1,275,180
Cash and cash equivalents	9,627	4,761
Interest receivable	16,542	11,206
Deferred credit facility costs	6,586	2,144
Other assets	15,916	17,691
Total assets	$1,774,241	$1,310,982

LIABILITIES
KeyBank Credit Facility	$113,000	$213,000
2025 Notes, net of $81 and $2,015, respectively, of unamortized deferred financing costs	152,419	180,485
Series A Notes, net of $1,650 and $0, respectively, of unamortized deferred financing costs	140,850	—
August 2026 Notes, net of $950 and $1,526, respectively, of unamortized deferred financing costs	124,050	123,474
September 2029 Notes, net of $3,433 and $0, respectively, of unamortized deferred financing costs	111,567	—
March 2029 Notes, net of $2,879 and $0, respectively, of unamortized deferred financing costs	112,121	—
December 2026 Notes, net of $729 and $1,102, respectively, of unamortized deferred financing costs	74,271	73,898
Convertible Notes, net of $605 and $1,243, respectively, of unamortized deferred financing costs and discount	49,395	48,757
Distribution payable	31,451	23,162
Security deposits	8,472	12,287
Accounts payable, accrued expenses and other liabilities	33,663	24,760
Total liabilities	951,259	699,823

NET ASSETS
Common stock, $0.001 par value per share (200,000,000 authorized, 61,669,059 and 46,323,712 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively)	62	46
Paid-in capital in excess of par	829,626	633,740
Distributable earnings/(accumulated deficit)	(6,706)	(22,627)
Total net assets	822,982	611,159
Total liabilities and net assets	$1,774,241	$1,310,982
NET ASSET VALUE PER SHARE	$13.35	$13.19

TRINITY CAPITAL INC.

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
INVESTMENT INCOME:
Interest and dividend income:
Control investments	$2,734	$942	$8,764	$4,179
Affiliate investments	1,099	659	2,903	1,025
Non-Control / Non-Affiliate investments	62,477	43,144	215,062	169,636
Total interest and dividend income	66,310	44,745	226,729	174,840
Fee and other income:
Affiliate investments	687	487	3,196	2,158
Non-Control / Non-Affiliate investments	3,835	2,602	7,766	4,857
Total fee and other income	4,522	3,089	10,962	7,015
Total investment income	70,832	47,834	237,691	181,855

EXPENSES:
Interest expense and other debt financing costs	19,052	10,446	61,948	44,296
Compensation and benefits	12,180	8,434	43,517	33,093
Professional fees	1,964	1,307	5,318	5,407
General and administrative	2,618	1,896	8,858	6,598
Total gross expenses	35,814	22,083	119,641	89,394
Allocated expenses to Trinity Capital Adviser, LLC	(347)	—	(473)	—
Total net expenses	35,467	22,083	119,168	89,394

NET INVESTMENT INCOME/(LOSS) BEFORE TAXES	35,365	25,751	118,523	92,461

Excise tax expense	781	684	2,678	2,560

NET INVESTMENT INCOME	34,584	25,067	115,845	89,901

NET REALIZED GAIN/(LOSS) FROM INVESTMENTS:
Control investments	(310)	—	(4,226)	—
Affiliate investments	—	—	—	(26,251)
Non-Control / Non-Affiliate investments	9,597	773	(5,504)	(1,820
Net realized gain/(loss) from investments	9,287	773	(9,730)	(28,071)

NET CHANGE IN UNREALIZED APPRECIATION/(DEPRECIATION) FROM INVESTMENTS:
Control investments	8,540	(21)	18,997	(4,884)
Affiliate investments	(304)	(122)	89	27,380
Non-Control / Non-Affiliate investments	(6,248)	(7,993)	(9,605)	(7,433)
Net change in unrealized appreciation/(depreciation) from investments	1,988	(8,136)	9,481	15,063

NET INCREASE/(DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$45,859	$17,704	$115,596	$76,893

NET INVESTMENT INCOME PER SHARE - BASIC	$0.58	$0.57	$2.20	$2.31
NET INVESTMENT INCOME PER SHARE - DILUTED	$0.56	$0.54	$2.11	$2.19

NET CHANGE IN NET ASSETS RESULTING FROM OPERATIONS PER SHARE - BASIC	$0.77	$0.40	$2.19	$1.98
NET CHANGE IN NET ASSETS RESULTING FROM OPERATIONS PER SHARE - DILUTED	$0.74	$0.39	$2.10	$1.89

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	59,407,888	44,308,189	52,705,732	38,910,150
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	63,431,004	48,103,914	56,728,848	42,705,875